Exhibit 99.1

Sientra Reports Record First Quarter 2021 Financial Results

Santa Barbara, CA – May 11, 2021 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company uniquely focused on plastic surgeons, today announced its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights

•	Q1 2021 total net sales of $23.2 million, a 37% year-over-year increase
o	Breast Products net sales of $18.3 million, a 47% year-over-year increase and the largest-ever quarterly Breast Products sales in Company history
o	miraDry net sales of $4.9 million, a 10% year-over-year increase
•	Cash of $80.4 million as of March 31, 2021, which included the net proceeds from a public offering of common stock on February 11, 2021 of approximately $39.2 million
•	Updated full year 2021 guidance for Breast Products net sales expected to be between $72 to $76 million, representing 31%-38% growth year over year

Recent Business Highlights

•	Signed definitive agreement to sell miraDry business to 1315 Capital Partners
•	Entered into a strategic partnership with Butterfly Network to improve diagnostic surveillance of breast implant patients
•

AlloX2® awarded an Innovative Technology contract from Vizient, Inc., signifying the benefits of its transformative technology and making the product now broadly available to all major hospitals in the U.S. performing reconstruction surgery

Ron Menezes, Sientra’s President and Chief Executive Officer, said, “Our first quarter was marked by outstanding execution of our 2021 strategic priorities by the Sientra team. Importantly, we saw our U.S. breast business experience notable gains in market share and new accounts, while accelerating our efforts to a be a top two implant and expander company in two years. Sales in our reconstruction market saw renewed traction as access to more hospitals opened and states began easing pandemic restrictions. We anticipate further upside in this market with AlloX2, our leading tissue expander, which will now be broadly available to all major hospitals performing breast reconstruction surgery. In addition, we were delighted to announce the expected sale of our miraDry business to 1315 Capital Partners, enabling us to concentrate on plastic surgery and on our rapidly growing Breast Products business.”

First Quarter 2020 Financial Review

Total net sales for the first quarter 2021 were $23.2 million, an increase of 37% compared to total net sales of $16.9 million for the same period in 2020.

Net sales for the Breast Products segment totaled $18.3 million in the first quarter 2021, a 47% increase compared to $12.5 million for the same period in 2020.

Net sales for the miraDry segment totaled $4.9 million in the first quarter 2021, a 10% increase compared to $4.5 million for the same period in 2020.

Gross profit for the first quarter 2021 was $12.3 million, or 52.9% of sales, compared to gross profit of $10.1 million, or 59.9% of sales, for the same period in 2020. Gross margins decreased mainly as a result of lower overhead absorption in the miraDry segment.

Operating expenses for the first quarter 2021 were $22.1 million, a decrease of 40% compared to $37.1 million of operating expenses for the same period in 2020. Excluding a $6.4 million non-cash impairment of certain intangibles related to miraDry and restructuring charges totaling $1.7 million in the first quarter of 2020, operating expenses in the first quarter of 2021 decreased $6.9 million, or 24%, compared to the same period in 2020.

Net loss for the first quarter 2021 was $54.7 million, or $1.01 per share, compared to a net loss of $28.6 million, or $0.57 per share, for the same period in 2020. Net loss was driven primarily by a $42.7 million non-cash charge from the change in fair value of the derivative liability associated with the Company’s convertible note.  On a non-GAAP basis, net loss per share for the first quarter of 2021 was $5.3 million, or $0.10 per share, compared to $15.5 million, or $0.31 per share for the same period in 2020.

Net cash and cash equivalents as of March 31, 2021 were $80.4 million, compared to $55.0 million as of December 31, 2020 and includes the net proceeds from the closing of the Company’s public offering of common stock on February 11, 2021 of approximately $39.2 million.

Updated Financial Guidance

For the full year 2021, the Company increased its guidance in Breast Products from net sales to $72 million to $76 million, representing growth of 31% to 38% over 2020. This compares to previous guidance of $70 million to $74 million.

Conference Call

Sientra will hold a conference call today, May 11, 2021 at 4:30 pm ET to discuss first quarter results. The dial-in numbers are 844-464-3933 for domestic callers and 765-507-2612 for international callers. The conference ID is 3594402. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at www.sientra.com. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures

Sientra has supplemented its US GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA and non-GAAP earnings per share. Management believes that these non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss) and non-GAAP loss per share, the most directly comparable GAAP measures, is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Sientra’s financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company uniquely focused on plastic surgeons. The Company mission is to offer proprietary innovations and unparalleled partnerships that radically advance how plastic surgeons think, work and care for their patients. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s Breast Products segment includes its Sientra round and shaped breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, and BIOCORNEUM®, the #1 performing, preferred and recommended scar gel of plastic surgeons(*).

Sientra uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Sientra is routinely posted and is accessible on the Company’s investor relations website at www.sientra.com.

(*) Data on file

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are made only as of the date of this release. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue, ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘position,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on the Company and its operations, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, profitability, outlook and overall business strategy. Such statements are subject to risks and uncertainties, including the scope and duration of the COVID-19 pandemic, the Company’s ability to recapture delayed procedures resulting from the COVID-19 pandemic, the positive reaction from plastic surgeons and their patients to Sientra’s Breast Products, the ability to meet consumer demand, the acceptance and growth of its miraDry segment, and the Company’s ability to manage its operating expenses and cash balance. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s public filings with the Securities and Exchange Commission. All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue, ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘position,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, and such estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

Investor Relations Contact

Leigh Salvo

ir@sientra.com

Sientra, Inc.
Consolidated Statements of Operations
(In thousands, except per share and share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$23,236	$16,932
Cost of goods sold	10,935	6,792
Gross profit	12,301	10,140
Operating expenses:
Sales and marketing	12,375	16,763
Research and development	2,392	2,908
General and administrative	7,354	9,304
Restructuring	—	1,739
Impairment	—	6,432
Total operating expenses	22,121	37,146
Loss from operations	(9,820)	(27,006)
Other income (expense), net:
Interest income	2	180
Interest expense	(2,004)	(1,623)
Change in fair value of derivative liability	(42,740)	(130)
Other income (expense), net	(128)	(33)
Total other income (expense), net	(44,870)	(1,606)
Loss before income taxes	(54,690)	(28,612)
Income tax	—	—
Net loss	$(54,690)	$(28,612)
Basic and diluted net loss per share attributable to common stockholders	$(1.01)	$(0.57)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	54,321,146	49,916,412

Sientra, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$80,372	$54,967
Accounts receivable, net	25,438	23,503
Inventories, net	50,556	48,648
Prepaid expenses and other current assets	2,803	2,154
Total current assets	159,169	129,272
Property and equipment, net	13,388	13,106
Goodwill	9,202	9,202
Other intangible assets, net	9,081	9,387
Other assets	7,573	8,011
Total assets	$198,413	$168,978
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,820	$4,670
Accounts payable	3,845	6,504
Accrued and other current liabilities	26,935	32,389
Customer deposits	21,956	17,905
Sales return liability	11,020	9,192
Total current liabilities	69,576	70,660
Long-term debt, net of current portion	60,540	60,500
Derivative liability	69,310	26,570
Deferred and contingent consideration	2,467	2,350
Warranty reserve and other long-term liabilities	9,461	9,455
Total liabilities	211,354	169,535
Stockholders’ equity:
Total stockholders’ equity	(12,941)	(557)
Total liabilities and stockholders’ equity	$198,413	$168,978

Sientra, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(54,690)	$(28,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment	—	6,432
Depreciation and amortization	1,384	1,228
Provision for doubtful accounts	(386)	357
Provision for warranties	332	236
Provision for inventory	26	1,081
Fair value adjustments to derivative liability	42,740	130
Fair value adjustments of other liabilities held at fair value	17	(39)
Amortization of debt discount and issuance costs	848	290
Stock-based compensation expense	3,163	2,133
Other non-cash adjustments	213	107
Changes in assets and liabilities:
Accounts receivable	(1,544)	1,766
Inventories	(1,933)	(3,720)
Prepaid expenses, other current assets and other assets	(268)	(587)
Accounts payable, accrueds, and other liabilities	(8,443)	(9,867)
Customer deposits	4,051	1,284
Sales return liability	1,823	592
Net cash used in operating activities	(12,667)	(27,189)
Cash flows from investing activities:
Purchase of property and equipment	(1,321)	(1,206)
Net cash used in investing activities	(1,321)	(1,206)
Cash flows from financing activities:
Proceeds from issuance of common stock for employee stock-based plans	1,132	534
Net proceeds from issuance of common stock	39,226	264
Tax payments related to shares withheld for vested restricted stock units (RSUs)	(1,215)	(1,201)
Gross borrowings under the Term Loan	1,000	—
Repayment of the Revolving Loan	—	(6,508)
Net proceeds from issuance of the Convertible Note	—	60,000
Deferred financing costs	(750)	(240)
Net cash provided by financing activities	39,393	52,849
Net increase (decrease) in cash, cash equivalents and restricted cash	25,405	24,454
Cash, cash equivalents and restricted cash at:
Beginning of period	55,310	87,951
End of period	$80,715	$112,405

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$80,372	$112,062
Restricted cash included in other assets	343	343
Total cash, cash equivalents and restricted cash	$80,715	$112,405

Sientra, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended
	March 31,
Dollars, in thousands	2021	2020
Net loss, as reported	$(54,690)	$(28,612)
Adjustments to net loss:
Interest (income) expense and other, net	2,130	1,476
Depreciation and amortization	1,384	1,228
Fair value adjustments to contingent consideration	17	—
Fair value adjustments to derivative liability	42,740	130
Stock-based compensation	3,163	2,133
Restructuring	—	1,739
Impairment	—	6,432
Total adjustments to net loss	49,434	13,138
Adjusted EBITDA	$(5,256)	$(15,474)
Basic and diluted adjusted EBITDA per share	$(0.10)	$(0.31)

	Three Months Ended
	March 31,
As a Percentage of Revenue**	2021	2020
Net loss, as reported	(235.4%)	(169.0%)
Adjustments to net loss:
Interest (income) expense and other, net	9.2%	8.7%
Depreciation and amortization	6.0%	7.3%
Fair value adjustments to contingent consideration	0.1%	0.0%
Fair value adjustments to derivative liability	183.9%	0.8%
Stock-based compensation	13.6%	12.6%
Restructuring	0.0%	10.3%
Impairment	0.0%	38.0%
Total adjustments to net loss	212.7%	77.6%
Adjusted EBITDA	(22.6%)	(91.4%)

** Adjustments may not add to the total figure due to rounding